Exhibit 99.1

CONTACT:

Joseph Kaufmann

Kensey Nash Corporation

(484) 713-2100

KENSEY NASH ACQUIRES ASSETS OF SYNTHES’ NORIAN SUBSIDIARY

-    Expected to be accretive in fiscal year 2012

-    Strengthens Kensey Nash’s position as a world leader in regenerative medicine

-    Provides Fiscal 2011 Fourth Quarter and Preliminary Fiscal 2012 Year Guidance

Exton, PA, May 24, 2011 – Kensey Nash Corporation (NASDAQ:KNSY), today announced it has acquired the assets comprising the product lines of Synthes Inc.’s (SIX: SYST.VX) Norian subsidiary for $22 million in cash. Norian currently manufactures a portfolio of orthobiosurgery products which are exclusively distributed globally by Synthes. As part of a long-term supply agreement, Kensey Nash will manufacture the Norian products, and Synthes will exclusively distribute the products worldwide. In addition, the companies entered into a research and development agreement to create certain related future products. In the Company’s fiscal year ending June 30, 2012, the Company expects the transaction to add product sales of approximately $14 million and to result in diluted earnings per share accretion of approximately $0.15, which includes non-cash intangible amortization of approximately $0.08 per share and excludes the impact of any related step-up in inventory values required under acquisition accounting.

Kensey Nash will transition the Norian product manufacturing operations from Synthes’ current facility in West Chester, PA to the Kensey Nash Exton, PA facility over an 18-24 month period.

Kensey Nash made an initial payment of $11 million, financed with cash on hand at the closing, and will make an additional $11 million payment, also expected to be financed with cash on hand, at the earlier of either the transfer of manufacturing to the Kensey Nash facility or 18 months after the closing. Kensey Nash also acquired the 37,000 square foot building in which the Norian manufacturing is conducted for $4 million. Synthes has entered into a long-term lease to utilize the building after Kensey Nash transfers the manufacturing into its Exton facility.

The Norian portfolio consists of approximately a dozen biomaterial-based surgical products including: the beta-tricalcium phosphate chronOS Preforms and chronOS Strip; the SynPOR Porous Polyethylene Implants; and the Norian family of calcium phosphate bone cements, which include reinforced and fast setting products as part of the Norian Skeletal Repair System and Norian Craniofacial Repair System product lines. The addition of Norian’s orthobiosurgery and other key biomaterial products should allow Kensey Nash to further its penetration into the regenerative medicine markets encompassing soft tissue surgical repair, orthopaedics, sports medicine, spine and neurosurgery.

“This acquisition, along with the supply and research and development agreements with Synthes, will enable Kensey Nash to significantly expand our presence in the regenerative medicine market and should provide us with an immediate and long-term positive financial impact for our fiscal year 2012 and beyond in both revenues and earnings per share,” commented Joseph W. Kaufmann, President and CEO of Kensey Nash Corporation. “In addition, this transaction will further strengthen and fortify the successful and mutually beneficial partnership we currently have in place with Synthes,” he concluded.

“Synthes and Kensey Nash have a history of successfully collaborating on biomaterials products that improve patient care; this transaction will further strengthen our relationship,” commented Michel Orsinger, President and CEO of Synthes.

1-484-713-2100

KENSEY NASH CORPORATION, 735 PENNSYLVANIA DRIVE, EXTON, PA 19341

Fiscal 2011 Fourth Quarter and Full Year Guidance

The Company is currently estimating that fourth quarter fiscal 2011 total revenues will be in the range of $18.7 to $19.2 million. Net sales are currently expected to be in the range of $12.2 to $12.5 million, which includes sales from the newly acquired Norian net assets of approximately $1.0 million. Royalties are currently expected to be in the range of $6.5 to $6.7 million. The Company currently expects fourth quarter fiscal 2011 diluted earnings per share of $0.31 to $0.33, which includes the estimated Norian net asset acquisition transaction costs and related non-cash amortization totaling $600,000, or $0.04 per share, and excludes the impact of any related step-up in inventory values required under acquisition accounting.

The Company currently expects total revenues for fiscal 2011 will be in the range of $71.6 to $72.1 million. Net sales and royalties are currently expected to be in the ranges of $46.1 to $46.4 million and $25.5 to $25.7 million, respectively. The guidance includes sales from the newly acquired Norian net assets of approximately $1.0 million but reflects a reduction from previous guidance by approximately $2.0 million in sports medicine and spine sales due to lower than expected orders and a delay in orders for the new Cartilage Repair Device product in Europe resulting from a four month delay of the product launch date. Adjusted fiscal 2011 diluted earnings per share* is estimated to be $1.52 to $1.54, which includes estimated Norian net asset acquisition costs and related amortization of acquired intangible assets of $600,000 or $0.04 per share and excludes the impact of any related step-up in inventory values required under acquisition accounting.

Preliminary Fiscal 2012 Guidance

The Company is providing preliminary guidance for fiscal 2012 including the impact of the sales from the newly acquired Norian net assets. Total revenues are estimated to be $90 million, representing an approximate 25% increase from fiscal 2011. Fiscal 2012 includes an estimated $14 million from the Norian acquisition and also reflects the minimum sales under the St. Jude collagen contract of approximately $3.0 million. Fiscal 2012 diluted earnings per share are estimated to be approximately $1.85 to $1.90, which includes non-cash amortization of approximately $0.08 per share and excludes the impact of any related step-up in inventory values required under acquisition accounting. This represents approximately a 20% to 25% increase from the Company’s expected estimated adjusted diluted fiscal 2011 earnings per share*.

*	Adjusted diluted earnings per share excluding after-tax non-cash intangible amortization charges is a non-GAAP financial measure and should not be considered a replacement for GAAP results or guidance. For a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measures, see the accompanying table to this release.

Conference Call and Webcast. The Company will discuss this transaction on the teleconference it is hosting on Wednesday, May 25th, 2011 at 9:00 A.M. Eastern Time. To participate in the teleconference call, dial 480-293-0661. The teleconference call will also be available for replay starting Wednesday, May 25th at 11:00 A.M. Eastern Time through Wednesday, June 1st, 2011 at 11:59 P.M. Eastern Time by dialing 1-800-475-6701 with an access code of 205728. Individuals interested in listening to the teleconference may also do so over the Internet at www.kenseynash.com. To listen to the live teleconference call, please go to the www.kenseynash.com website and choose Conference and Webcasts on the Investor Relations page. Please allow 15 minutes prior to the start of the call to register and download and/or install any necessary software. A replay of the teleconference will be archived on the www.kenseynash.com website and may be accessed following the teleconference.

1-484-713-2100

KENSEY NASH CORPORATION, 735 PENNSYLVANIA DRIVE, EXTON, PA 19341

About Kensey Nash Corporation: Kensey Nash Corporation is a medical device company primarily focused on regenerative medicine utilizing its proprietary collagen and synthetic polymer technology. The Company is recognized as a leader for innovative product development and unique technology in the field of resorbable biomaterials. The Company has an extensive range of products, which are sold through strategic partners in multiple medical markets, including, the cardiology, orthopaedic, sports medicine, spine, endovascular and general surgery markets.

About Synthes: Synthes is a leading global medical device company. The Company develops, produces and markets instruments, implants and biomaterials for the surgical fixation, correction and regeneration of the human skeleton and its soft tissues.

Kensey Nash Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements, including statements regarding potential benefits of the acquisition of Norian that reflect the current expectations of Kensey Nash Corporation (the “Company”) about its prospects and opportunities, including the guidance for the fourth quarter of fiscal 2011 and the fiscal years 2011 and 2012 and expected sales and revenue accretion from the acquisition of the Norian assets in fiscal 2012. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements, including, without limitation, the Company’s success and uncertainty of transitioning the Norian manufacturing operations to the Company and Synthes success in distributing the Norian products, St. Jude Medical’s success in selling the Angio-Seal device and the extent to which, after December 31, 2010, St. Jude is able to and does in fact rely on its internal manufacturing to fulfill its requirements for collagen plugs for the Angio-Seal device, the success of the Company’s customers and partners (including St. Jude Medical, Arthrex, Orthovita, Orteq and Synthes) in selling Kensey Nash related products in the marketplace, the Company’s success in its research and development efforts (including in its cartilage repair, extracellular matrix, adhesive materials and endovascular programs), the success of clinical trials in both the U.S. and outside the U.S. to support regulatory approval of the Company’s products, and competition from other technologies, as well as tax and other risks associated with healthcare reform, economic conditions and foreign currency fluctuations. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s SEC filings, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

1-484-713-2100

KENSEY NASH CORPORATION, 735 PENNSYLVANIA DRIVE, EXTON, PA 19341

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principles in the United States. We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

	Kensey Nash Corporation Adjusted Earnings Per Share Reconciliation

	Fiscal Year Ending June 30, 2011		Fiscal Year Ending June 30, 2012		Year over Year Percentage Increase
	Range		Range		Range
	Low	High	Low	High	Minimum	Maximum
Diluted Earnings Per Share—GAAP (a)	$0.20	$0.22	$1.85	$1.90

Acquired In-Process Research & Development (b)	1.32	1.32	—	—

Adjusted Diluted Earnings Per Share	$1.52	$1.54	$1.85	$1.90	20%	25%

(a) Diluted Earnings Per Share for the fiscal years ended June 30, 2011 and 2012 excludes the impact of any related step-up in inventory values required under acquisition accounting.

(b) Diluted Earnings Per Share for the fiscal year ended June 30, 2011 included acquired in-process research and development (IPR&D) pre-tax charges of approximately $18.2 million ($11.8 million net of tax), or $1.32 diluted per share tax-effected. This acquired IPR&D charge was incurred in connection with the acquisition of the net assets of Nerites Corporation, a developer of medical adhesives and anti-fouling coatings during the third quarter of fiscal 2011.

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures, such as Adjusted Diluted Earnings Per Share. Adjusted Diluted Earnings Per Share is adjusted from our GAAP results to exclude certain expenses described above. This non-GAAP measure was provided to enhance the user’s overall understanding of our historical and current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain non-operating items, non-cash expenses and expenses that we believe are not indicative of our core operating results.

This non-GAAP measure provides investors and management with an alternative method for assessing Kensey Nash’s operating results. Further, this non-GAAP measure is one of several primary indicators management uses for planning and forecasting. The presentation of this additional information should not be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.